CODE OF ETHICS

Scope and Purpose

This Code of Ethics (the “Code”) applies to:

· All officers, directors and employees of Schroder Investment Management North America Limited
(“SIM NA”), and all persons employed by any subsidiary of Schroders plc (“Schroders”), who are
Access Persons (as defined below) of any US registered investment company managed by SIM
NA or its affiliates (“Reportable Funds”).

Set forth below is the Code as required by Rule 204A-1 under the Investment Advisers Act of 1940
(the “Advisers Act”), Section 204A of, and, Rule 204-2(a)(12) under, the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”),and Section 20A of the
Securities Exchange Act of 1934 (the “Exchange Act”).

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, are subject to the highest ethical standards. Incorporated within the Code are (i) an Insider Trading Policy, and (ii) a
Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel.

The Code contains additional restrictions and requirements for Access Persons (as defined below), including all portfolio managers who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. These restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

Statement of Policies

FIDUCIARY RESPONSIBILITY UNDER THE ADVISERS ACT

The basic precept of the Advisers Act is that an adviser has a fiduciary responsibility to its client.
While this fiduciary duty is not specifically set forth in the Advisers Act, the Supreme Court has interpreted the Advisers Act’s anti-fraud provisions as including this duty. This obligation is meant to eliminate conflicts of interest and potential conflicts of interest and to prevent an adviser from exploiting its client's trust. Under this fiduciary obligation, an adviser must be careful to avoid any conscious or subconscious rendering of advice or engage in any activity which is not in the best interest of its client. By eliminating conflicts or potential conflicts of interest, or by fully disclosing such conflict or potential conflict, it is anticipated that the adviser will be better able to provide disinterested advice. Where the advice rendered is not disinterested, the fiduciary relationship may be breached, even if the client suffers no loss.

It is SIM NA’s policy to support and encourage an environment where all employees are sensitive to the obligations of the adviser and all clients are treated with the utmost consideration for what is in their best interests. All communications with clients must be accurate and made in a timely manner.
All material information must be fully and clearly disclosed.

Compliance policies and procedures have been adopted by SIM NA in order to meet all legal obligations to our clients, particularly those arising under the federal securities laws and ERISA.
Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. These conflicts may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client. Conflicts of interest may also arise in connection with securities transactions by

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employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients. Portfolio managers are discouraged from
“portfolio pumping” and “window dressing,” two practices which would mislead investors as to a fund’s performance or the stock selection ability of its managers.

SIM NA has adopted procedures that require: (i) disclosure of certain information to clients; (ii)
obtaining client consent; or (iii) prohibiting or restricting certain actions or activities.

SIM NA adheres to Group Compliance policies, including the Group Gifts and Entertainment Policy that prohibits employees from giving or receiving gifts and entertainment that are excessive in nature.
We take steps to reasonably ensure that we do not offer, give, solicit or accept any gift if it is likely to conflict to a material extent with any duty we owe to our clients or any duty which such recipient firm owes to its customers.

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any SIM NA policy, such employee must promptly report such conduct to the UK Head of Compliance or the Chief Compliance Officer or their designee. All information about potential or suspected violations reported to the UK Head of Compliance or the
Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. SIM NA’s policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Statement of Policies

(a) Confidentiality

Personnel are expected to honour the confidential nature of company and client affairs.
Information designated as confidential should not be communicated outside of Schroders other than to advisers consulted on a confidential basis, and should only be communicated within Schroders on a “need to know” basis or as otherwise authorised by management in conformity with the Code.

Personnel must also avoid making unnecessary disclosure of any internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.

(b) Level of Care

Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings. This includes, but is not limited to, compliance with all applicable regulations and laws, and avoidance of illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of Schroder Group companies in relation to which a person is a director, officer or employee.

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(c) Fiduciary Duties

All personnel have fiduciary duties:

(i) at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position; and
(ii) to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

(d) Requirements

(i) All supervised persons, to wit, all officers, directors and employees of SIM NA who are subject to the supervision and control of SIM NA, are required to comply with all federal securities laws applicable to SIM NA’s business.
(ii) Personnel are required to comply with the Insider Trading Policy and Personal
Securities Transactions Policy incorporated herein.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorisation of the Chairman or Chief Executive of SIM NA or, in their absence, the UK Head of
Compliance or the Chief Compliance Officer. Such authorisation will be based upon a determination that the board service would be consistent with the interests of Schroders’ clients. If permission to serve as a director is given, the company will be placed permanently on the Stop List. Transactions in that company’s securities for client and personal securities accounts will only be authorised when certification has been obtained from that company’s Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

Human Resources Department and Compliance Responsibilities

Group Compliance will inform Human Resources when an individual becomes subject to the Code.
Human Resources Department is responsible for ensuring that a copy of the Code is delivered to the
individual.	As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities thereunder and on an annual basis to certify compliance with it on the form provided.

US Compliance Department, with the assistance of Group Compliance, is responsible for maintaining the records and filings required under the Code and making appropriate reports to the Boards of all funds managed by a SIM NA in compliance with Rule 17j-1 under the Investment Company Act.

All questions about an individual’s responsibilities and obligations under the Code of Ethics should be referred to the UK Head of Compliance or the Chief Compliance Officer or their designee.

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(i) INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of Schroders’ policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients or to a third party, while in possession of material, non-public information (“inside information”) which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, Schroders, and our parent organisations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders. Tippees
(i.e., persons who receive material, non-public information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIM NA (or an affiliate) acts an adviser to disclose such information to a party who has
“no need to know” or to trade on such information for personal gain by, among other things, front-
running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-
dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define “insider trading”, the US Supreme Court has previously characterised it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities.
The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer’s securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager may receive information about an issuer’s earnings or a new product in a private communication with the issuer. Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information that emanates from outside the corporation but affects the market price of an issuer’s securities can also be inside information. For example, inside information can also originate

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within Schroders itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIM NA itself on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is non-public and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, non-public information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, non-public information.

Procedures and Responsibilities of Employees

If you have any reason to suspect that information you hold on a company may be inside information, you should ensure that the company is immediately placed on the Stop List. To request that a company is placed on the Stop List, you should use the dedicated e-mail address “+SI – SIM Stop List”. A similar notification should be sent to remove the security from the Stop List as soon as the information you hold ceases to be of an ‘inside’ nature. It is important that you do not deal in the securities of the company concerned. Additionally, you should not pass on the information to anyone else except where this is a necessary part of your duties and you are satisfied that the other person understands the sensitive nature of the information and its consequences. If you have any questions or you are unsure whether the information you hold is of an inside nature, please contact Group Compliance.

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others within SIM NA and Schroders who do not have a “need to know.”

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others outside of SIM
NA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

Penalties

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. Under US law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)	civil injunctions;

2)	disgorgement of profits;

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3)	treble damages – fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)	fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)	jail sentences.

Special Provisions for Trading in the Securities of Schroders plc

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.	Securities of Schroders plc should not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.
2.	Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the Group Personal Account Dealing
Policy.

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(ii) PERSONAL SECURITIES TRANSACTIONS
POLICY

INTRODUCTION

All Access Persons defined below are subject to the restrictions contained in this Personal Securities
Transactions Policy with respect to their securities transactions.

The Personal Securities Transactions (“PST”) Policy consists of:
a.	The Group Personal Account Dealing Policy,
b.	Additional Requirements.

a. THE GROUP PERSONAL ACCOUNT DEALING POLICY

Please refer to Appendix 1 for the Group Personal Account Dealing Policy. Access Persons defined below will, therefore, fall into the categories of High Risk or Ordinary Risk staff as described in the
Group Personal Account Dealing Policy for the purposes of that policy.

b. ADDITIONAL REQUIREMENTS

This section includes the following:
·	definitions of persons covered by this PST Policy,
·	securities covered by this PST Policy (“Covered Securities”),
·	accounts covered by this PST Policy (“Covered Accounts”),
·	further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings,
·	all other Access Persons,
·	reports required by this PST Policy and
·	compliance with this PST Policy.

Definitions of persons covered by this PST Policy

Access Person means any director or officer of SIM NA, and any employee who is an Advisory
Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable
Fund. However, with the exception of directors, the chief compliance officer and portfolio managers of SIM NA, the definition of an Access Person excludes persons who are employed by any subsidiary of Schroders whose services are provided under a delegation agreement for services with SIM NA. These persons are subject to that subsidiary’s own internal ethical policies, including on personal account dealing.

Advisory Person is any employee of SIM NA or its affiliates who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a
Covered Security (as defined below) on behalf of any US advisory client managed by SIM NA or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

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Securities covered by this PST Policy (“Covered Securities”)

Securities, such as stocks, bonds and options, are covered by this PST Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Shares of any UK authorised unit trust, recognised funds and OEICS and any debt security directly guaranteed by any OECD member Government are Covered Securities. However, their purchase and sale do not have to be pre-cleared but transactions and holdings, as appropriate, must be reported.

The reports (i.e. Initial Declaration, Quarterly Reports and Annual Reports) required by this
PST Policy which are additional to those required within the Group Personal Account Dealing
Policy do not need to include:

· shares or units in any open-end US registered investment company (mutual fund or unit investment trust), ie: including US Exchange Traded Funds (“ETFs”), SPDRs, etc., other than
Reportable Funds
· shares issued by money market funds
· spot and forward foreign exchange
· physical commodity
· shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds
· securities which are direct obligations of the U.S. Government (i.e., Treasuries)
· bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments[1]

Accounts covered by this PST Policy (“Covered Accounts”)

An account covered by this PST Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control).
This includes all accounts that hold direct investments in securities irrespective of the account’s purpose, eg single company PEP/ISA, discretionary managed account, etc. Under the PST Policy, accounts held by your spouse (including his/her retirement accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this PST Policy.

If you are in any doubt as to whether an account falls within this definition of Covered
Account, please see Group Compliance. Further, if you believe that there is a reason that you are unable to comply with the PST Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Group Compliance.

Further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings

All London-based personnel are required to comply with the requirements of the Group Personal
Account Dealing Policy, in Appendix 1.

[1] High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

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US Regulations under the Company Act of 1940 (Rule 17j-1(e)) and under the Advisers Act of 1940
(204A-1) require Access Persons to obtain approval before they directly or indirectly acquire beneficial ownership in any security in an IPO or in a limited offering.

Thus, if you and your Connected Persons wish to purchase an IPO or a security in a limited offering (i.e. private placement), you must obtain the normal pre-clearance(s) under the Group
Personal Account Dealing Policy.

If an Access Person fails to pre-clear a transaction in accordance with the Group Personal
Account Dealing Policy, s/he may be monetarily penalised by disgorgement of profits or avoidance of loss. Violations of this PST Policy will result in reprimands and could also affect the person’s employment at Schroders.

All other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such
Access Persons’ personal transactions will be maintained in accordance with Rule 204-2(a)(12) under the Advisers Act and made available to representatives of the US Securities and Exchange
Commission upon request.

Reports required by this PST Policy

All Access Persons are required to report their transactions in Covered Securities, which SIM NA must review, as follows:

Reports of Each Transaction in a Covered Security

· Access Persons are required to report to Group Compliance the following information for each transaction in a Covered Security:

§ name of security
§ exchange ticker symbol or CUSIP
§ nature of transaction (purchase, sale, etc.)
§ number of shares/units or principal amount
§ price of transaction
§ date of trade
§ name of broker
§ the date the Access Person submitted the report

The reporting obligation may be discharged by brokers/agents sending copies of contract notes/confirmations for all transactions to Group Compliance. If direct confirmations cannot be provided by brokers/agents, the member of staff must provide copies within five days of a transaction.

Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each Access Person must provide Group Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more than 45 days prior to the date such person became an Access Person, must include the title of the security, exchange ticker symbol or
CUSIP, number of shares owned (for equities), and principal amount (for debt securities). The Access
Person must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee (“Covered Accounts”). The report must be signed (or emailed) by the employee and the date of submission noted thereon.

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Quarterly Reports

· No later than 30 days after the end of each calendar quarter, each Access Person must provide
Group Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established, must also be made. The report must be signed (or emailed) by the employee and the date of submission noted
thereon.

Transactions in shares of the Schroder Funds and Reportable Funds must be reported.

Annual Reports

· Within 45 days after the end of the calendar year, each Access Person must report all his/her holdings in Covered Securities as at December 31, including the title, the exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns
(as defined above) and the names of all Covered Accounts. The report must be signed (or emailed) by the employee and the date of submission noted thereon.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule17j-1 under the Investment
Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

Compliance with this PST Policy

Self-Reporting of Violations

Access Persons have an obligation to review their own trading to ensure that they have acted in compliance with the provision of this Code. To the extent that an employee determines that she or he has executed a transaction not in compliance with this Code, that employee has an obligation to report the violation to the UK Head of Compliance or the Chief Compliance Officer.

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Administration of the Code

At least annually, the UK Head of Compliance or Chief Compliance Officer (or their designees) will furnish the US Chief Compliance Officer in New York, with sufficient information to enable a report to be prepared for issue to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or sub-adviser. The written report should:

i)	Describe any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and
ii)	Certify that SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:	October 1, 1995
Amended:	May 15, 1996
May 1, 1997
June 12, 1998
June 2, 1999
March 14, 2000
August 14, 2001
July 25, 2003
December 9, 2003
January 26, 2005
July 15, 2010
December 23, 2010

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Appendix 1
Group Personal Account Dealing Policy

Group Policy Document

December 2010

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Contents

1	.	Policy Overview········································································································································· 3
		1.1	Introduction ······················································································································ 3
		1.2	Scope································································································································ 3
		1.3	Policy Owner ····················································································································· 3
2	.	Group PA dealing rules···························································································································· 4
		2.1	Governing principles········································································································· 4
		2.2	Risk levels of Staff············································································································ 5
		2.3	Stop List ························································································································· 5
		2.4	Members of investment teams and Dealers, dealing around client orders ······························ 5
		2.5	Pre-clearance for Financial Instruments other than Schroders plc Shares and Schroder
Investment Trusts······················································································································· 6
		2.6	Pre-clearance for Schroders plc Shares and Schroder Investment Trusts ························ 6
		2.7	Holding period ············································································································ 7
		2.8	Post trade confirmations······························································································ 7
		2.9	Non-compliance with the PA dealing rules······································································ 7
3	.	Permissible investments·························································································································· 9
4	.	Local policies···········································································································································11
5	.	PA Dealing Rules maintenance·············································································································12

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1.	Policy Overview

1.1 Introduction
This document records the Group personal account dealing policy (“PA dealing rules”) for financial instruments. It is applicable to the Group’s employees and contractors and the in-
house staff of outsourced service providers (“Staff”). It aims to ensure that Staff comply with regulations on the prevention of market abuse and avoid conflicts of interest that could materialise if, for example, a personal dealing transaction is undertaken ahead of a client order and/or a pending or planned material order by Schroders.

1.2 Scope
The PA dealing rules apply to all Staff and to their Connected Persons. “Connected Persons” are individuals the Staff member advises or exerts influence over. This includes, for example, spouses, partners, minor and other dependent children/stepchildren and may include trusts of which a member of Staff is a beneficiary and/or a trustee or an adviser. If you are in any doubt as to whether an individual or entity is a Connected Person of yours, please discuss this with Compliance.

All personal trades, irrespective of amount, need to be pre-cleared through Compliance against
Schroders’ Stop List. Members of investment teams (portfolio managers, analysts and fund manager assistants) and Dealers are prohibited from buying or selling financial instruments, excluding open-
ended mutual funds and Exchange Traded Funds (unless not based on a recognised equity or bond index), seven calendar days before or after a client transaction of which they are aware. In addition, for all transactions that exceed £20,000 or equivalent, all staff members are required to obtain e-
mailed pre-clearance during local office hours from the Compliance function, which will co-ordinate the internal approval request process with the the Dealers and, as appropriate, Asset Class Head.
Pre-clearance requests from Ordinary Risk Staff will only be checked with the Dealers as well as against the Stop List. Requests from High Risk Staff will be checked with the Dealers and the Asset
Class Head as well as against the Stop List. Assets specified in section 3 of the PA dealing rules should be held for a minimum of 30 calendar days and Schroder open-ended mutual funds, except money market funds, should not be traded frequently. Government/supra-national bonds, open-ended mutual funds, money market funds, as well as spot and forward foreign exchange transactions and transactions in physical commodities are exempted from any pre-clearance. All trades are subject to the Governing Principles in 2.1 below.

In some countries and/or for some individuals, national laws and regulations may require additional procedures and/or impose further restrictions to be complied with locally. In such circumstances, a supplemental policy will be issued.

Derogations from the PA dealing rules can be agreed with the Global Head of Compliance in appropriate circumstances: for example, in respect of blind trusts. He will document all exceptions in writing. Derogations can be ongoing or limited to specific transactions.

1.3 Policy Owner

Name:	Marco Zwick
Function:	Global Head of Compliance
Department:	Compliance
Telephone:	+44 20 7658 6462
+352 341 342 291
Email:	Marco.Zwick@schroders.com

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2	.	Group PA dealing rules

2.1		Governing principles

As a global financial services firm managing investments for our clients we are required under various international financial services regulations (e.g. Article 12 of the EU MiFID
Implementing Directive, the US Investment Advisers Act Rule 204A-1) to establish, implement and maintain adequate arrangements aimed to prevent Staff from entering into personal transactions or recommending others to transact that could amount to market abuse, criminal activity and/or breach of fiduciary duty. This includes transactions which:

·		are based on inside information; and/or
·		involve the misuse or improper disclosure of confidential information; and/or
·		conflict with or are likely to conflict with an obligation of Schroders to a customer.

Accordingly, all Staff must ensure when undertaking personal transactions that they do not:

·		deal on inside information;
·		utilise knowledge of client trading for their own benefit;
·		undertake transactions that would conflict with any of Schroders’ clients;
·		participate in frequent trading which may interfere with their ability to discharge their employment responsibilities and/or conflict with the prohibition of frequent trading of Schroder open-ended mutual funds (meaning funds managed by or in the name of Schroders);
·		make investments that could create open ended liabilities, including but not limited to short selling where an appropriate stop-loss mechanism is not in place.

These principles also apply to Staff joining or leaving Schroders with regard to any knowledge of confidential information they may have acquired prior to joining Schroders or during their time with Schroders. In addition to the prohibitions described above, all
Staff have the following obligations:
·		review and understand the provisions of the PA dealing rules applicable to them on the Group and local level;
·		obtain all pre-clearance required as a pre-requisite under the PA dealing rules before initiating any transaction;
·		provide to persons involved in the pre-clearance process all relevant information on the proposed transaction and details on the Staff member, including name and position in which the person is working;
·		report immediately to Compliance any breach of the PA dealing rules as soon as the Staff member learns that a transaction may have breached those rules.

Additionally, trading in some financial instruments is prohibited. Permissible and prohibited investments are set out in the table in section 3 below.

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2.2	Risk levels of Staff

Staff in High Risk positions may have access to inside information and/or to client trades information and/or may undertake roles that may create a conflict of interest.
Staff in the following areas or positions are in High Risk positions:

·	GMC members
·	Members of internal control functions having access to pre-trade information:
Compliance and Operational Risk team (Investment)
·	Members of investment teams: portfolio managers, analysts and fund manager assistants
·	Members of Dealing desks (Equity and Fixed Income) (the “Dealers”)
·	Members of the Structured Solutions team
·	Members of the Transitions team

All other positions that have no access to inside information and/or to client trades information are Ordinary Risk positions.

2.3	Stop List

Schroders maintains a “Stop List” of financial instruments that cannot be purchased/sold, normally because an employee of the Group is in possession of potentially price-
sensitive confidential information. Dealing in financial instruments that are on the Stop
List is prohibited. The local Compliance function for the Staff member initiating the trade must make provision for checking all trades against the Stop List. Unless otherwise provided in the pre-clearance issued for particular trades, clearances will be valid until the end of the business day following the approval and PA dealing may only take place in that time frame. For the avoidance of doubt, this applies to all proposed personal dealing transactions, irrespective of the size of the transactions.

2.4	Members of investment teams and Dealers, dealing around client orders

Members of investment teams (portfolio managers, analysts and fund manager assistants) and Dealers are prohibited from buying or selling financial instruments, excluding open-ended mutual funds and Exchange Traded Funds (unless not based on a recognised equity or bond index), seven calendar days before or after a client transaction of which they are aware.

As it is sometimes difficult for a member of an investment team or dealer to find a clear window for a personal account trade for frequently traded stocks, the ‘seven calendar day rule’ will not apply where the trade is a Small Transaction as defined in section 2.5.

If they are unsure about a situation or wish to discuss a potential transaction, they should contact Compliance for advice.

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2.5	Pre-clearance for Financial Instruments other than Schroders plc
Shares and Schroder Investment Trusts

In general, Small Transactions are unlikely to conflict with transactions undertaken on behalf of clients. In the absence of a local legal or regulatory requirement or market practice that would then be reflected in the respective supplemental policy, a Small
Transaction is a transaction in any one financial instrument in respect of Staff and/or any Connected Person over a rolling 30 calendar day period with an individual or collective consideration equal to or less than £20,000 or local currency equivalent (or, in the case of derivatives, the value of the underlying instrument or notional, not delta adjusted). Note that the £20,000 limit includes all transactions entered into by a member of staff and their Connected Persons.

All transactions that are not Small Transactions i.e. are over £20,000 or equivalent, are deemed to be Large Transactions.

	Stop List	Client trading (pending	Pending or planned
		clients orders with the	material orders (with the
		Dealers)	Asset Class Head)

Ordinary Risk Staff	Pre-clearance by local	Pre-clearance	Not applicable
	Compliance (for all	coordination by local
	Transactions)	Compliance (for Large
Transactions only)

High Risk Staff	Pre-clearance by local	Pre-clearance coordination by local Compliance (for
	Compliance (for all	Large Transactions only)
Transactions)

All Staff are required to obtain e-mailed pre-clearance during local office hours from their local Compliance function. Permission for Large Transactions will not be granted ahead of a client order waiting to be executed. In addition, for transactions for High Risk Staff, the Asset Class Head will ensure that permission to deal is not granted ahead of a pending or planned material order. The Compliance function in the office in which the request was made will co-ordinate the internal pre-clearance process with other
Schroders offices, where needed.

Email confirmations will provide or deny clearances. No reasons for denial of clearance will be given. After pre-clearance has been received from Compliance, it will be valid until the end of the following business day, unless otherwise stated, and PA dealing may only take place in that timeframe. All transactions, large or small, are subject to compliance with the governing principles in section 2.1. Please refer to section 2.7 for the holding period of financial instruments.

Please also see section 3 for the application of the rules to different investment types.

2.6	Pre-clearance for Schroders plc Shares and Schroder Investment
Trusts

For all transactions in Schroders plc shares, irrespective of size, pre-clearance is required from the Group Company Secretary in accordance with the “Schroders’ Code of
Practice for Staff Dealing in Schroders plc Securities”. Link to Code of Practice for Staff
Dealing in Schroders plc Securities

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In the case of directors of Schroders plc, clearance is also required from the Chairman of the Company (which will normally be obtained via the Company Secretary). Email confirmations will provide or deny clearances.
For Small and Large Transactions in investment trusts that are managed by Schroders, pre-clearance is required from the Investment Trust Company Secretary who can be contacted on [John.Spedding@schroders.com]. Email confirmations will provide or deny clearances.

2.7	Holding period
Schroders discourages short-term trading which can conflict with employment duties and prohibits frequent trading of Schroder open-ended mutual funds, except money market funds. Consequently, assets specified in the table in section 3 should be held for a minimum of 30 calendar days and Schroder open-ended mutual funds, except money market funds, should not be traded frequently. Closing out loss-making positions for that purpose is, however, allowed within the period of 30 calendar days. Permission may be given by Compliance to close out profit-making positions within the holding period on an exceptional basis.

2.8	Post trade confirmations

All Staff are required to provide their local Compliance function with post trade notification of all transactions, including those under the de minimis threshold, by means of an independent confirmation such as copies of broker notes or account statements.

All Staff should, if possible, arrange for all their post trade confirmations to be forwarded to Compliance directly by their brokers/agents. Pro forma letters to brokers are available from Compliance. If direct confirmations cannot be provided by brokers/agents, the member of staff must provide copies within five days of a transaction.

2.9	Non-compliance with the PA dealing rules
In the event that any Staff are found to have breached the PA dealing rules, Schroders reserves the right to insist that the Staff closes out any position and pays any profits made to charity. Schroders further reserves the right to take further sanctions against the
Staff up to and including dismissal, or removal in the case of the in-house staff of outsourced service providers.

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3	.	Permissible investments

Subject to compliance with this Policy, the following table sets out permissible investments:

Financial instrument (including new	Permissible?	All	Large	Required
issues)		Transactions	Transactions	holding period
		required to be	required to be	of 30 calendar
		checked with	checked with	days
		Compliance	Compliance
		against Stop	(with Dealers
		List	and/or Asset
Class Heads)
Equity
Shares (including ADRs, GDRs and	Yes	Yes	Yes	Yes
transferable rights)
Schroders plc shares	Yes	Yes (Check with	Yes (Check with	Yes
		Company	Company Secretary)
Secretary)
Debt
Government or Supra-national Bond	Yes	No	No	Yes
Corporate Bond	Yes	Yes	Yes	Yes
Convertible Bond	Yes	Yes	Yes	Yes
Structured Notes	Yes	Yes	Yes	Yes
Asset/mortage/credit backed securities	Yes	Yes	Yes	Yes
Collective investment vehicles**
Non-Schroder Open Ended Funds	Yes	No	No	No
Schroder Open Ended Funds***	Yes	No	No	Yes****
Non-Schroder Closed Ended Funds	Yes	Yes	Yes	Yes
(Investment Trusts)
Schroder Closed Ended Funds	Yes	Yes	Yes (Check with	Yes
(Investment Trusts)			Investment Trust
Company Secretary)
Exchange Traded Funds	Yes	No (unless not	No (unless not based	Yes
		based on a	on a recognised equity
		recognised equity	or bond index)
or bond index)
Derivatives (incl. Commodity)
Options (call/put)	Yes	Yes	Yes	Yes (except for
hedging)
Writing Uncovered Options (incl. options	No	No	No	No
on currency and on interest rate)
Writing Covered Options (incl. options on	Yes	Yes	Yes	Yes (except for
currency and on interest rate)				hedging)
Futures (buying/selling)	Yes	Yes	Yes	Yes (except for
hedging)
Swaps (Equity, Credit, Interest Rate,	No	No	No	No
Currency)
Short Contract for Differences	No *	No*	No*	No*
Long Contract for Differences	Yes	Yes	Yes	Yes
Forward Interest Rate Agreements	No *	No*	No*	No*
Warrants	Yes	Yes	Yes	Yes
Others
Spot and Forward FX	Yes	No	No	No
Money Market Fund	Yes	No	No	No
Physical commodity	Yes	No	No	No

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* for hedging, please contact Compliance
** applies to all types of funds, including private equity funds, funds of funds and hedge funds of funds
*** prohibition of frequent trading, as stated in section 2.7 (this implies that a redemption of units should not be followed by a new subscription in units of the same fund within less than 30 calendar days on a repetitive basis)
**** except money market funds

For any other asset type not covered above, please contact Compliance.

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4	.	Local policies

Additional policies apply in respect of:

·		Australia
·		Brazil
·		Hong Kong
·		Japan
·		Korea
·		Luxembourg
·		Mexico
·		Singapore
·		Switzerland
·		Taiwan
·		United States of America
·		UK staff subject to US Code of Ethics

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5	.	PA Dealing Rules maintenance

5.1		PA dealing rules approval

Review and Approval Schedule

Version	Approved by:	Written or	Description of action (changes	Date of
	Name /	Updated by:	/approval)	Approval
Committee
1	GMC	Marco Zwick	Redraft of group policy.	June 2010
2	GRC	Marco Zwick	Changes to sections 1.2, 2.1, 2.4, 2.7	December
			and 3.	2010
3
4
5

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